Exhibit 10.7

1322 Crossman Avenue | Sunnyvale, California 94089 Tel 408 227 4500 | Fax 408 227 4550 www.arubanetworks.com
July 18, 2006
Sriram Ramachandran
Dear Sriram:
Aruba Wireless Networks, Inc. (the “Company”) is pleased to offer you employment on the following terms:
1.	Position: You will start in a full-time position as Vice President, Engineering. By signing this letter, you confirm to the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties for the Company.

2.	Compensation: You will be paid an annual salary of $195,000.00 payable in accordance with the Company’s standard payroll schedule on a semi-monthly basis. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3.	Employee Benefits: As a regular employee of the Company you will be eligible to participate in a number of Company-sponsored benefits, which are described in the employee benefit summary enclosed with this letter.

4.	Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 1,025,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted or on your first day of employment, whichever is later. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2002 Stock Plan, as described in that Plan and the applicable stock option agreement. The option will be immediately exercisable, but the purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates before you vest in the shares. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement.

Change in Control.

Accelerated Vesting. Upon the occurrence of a Change in Control, the Company will accelerate the vesting of any equity awards granted to Executive that are unvested as of the date of the Change in Control (the “Change in Control Date”) such that the Accelerated Amount (as hereinafter defined) shall be deemed fully vested as of such date. If the Change in Control Date occurs prior to one year from your date of hire, the “Accelerated Amount” shall be the amount of vesting Executive would have received in the eighteen (18) month period immediately following the Change in Control Date. If the Change in Control Date occurs on or after one year from your date of hire, the “Accelerated Amount: shall be the amount of vesting Executive would have received in the twelve (12) month period immediately following the Change in Control Date. In either case, immediately following the Change in Control Date, additional vesting in any unvested portions of equity awards shall continue with no interruption and at the rate and schedule as adjusted to take account of the Accelerated Amount so that there is no period during which additional vesting will not occur) in effect as of the Change in Control Date.

Definition of “Change in Control.” For the purposes of this Agreement, a “Change in Control” shall mean any one or more of the following events:
(a)	The consummation of a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not own, directly or indirectly, either (i) outstanding voting securities representing a majority of the combined outstanding voting power of the surviving entity in such a merger, consolidation or similar transaction or (ii) a majority of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction.

(b)	The consummation of a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, a majority of the combined voting power of the voting securities of which are owned by the shareholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company prior to such sales, lease, license or other disposition.
The term “Change of Control” shall not include a sale of assets, merger, or the other transaction effected exclusively for the purpose of changing the domicile of the Company.

5.	Proprietary Information and Inventions Agreement; New Employee Guidelines: Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A. In addition, you will be required to sign the Company’s New Employee Guidelines, a copy of which is attached hereto as Exhibit B.

6.	Employment Relationship: Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company.

7.	Outside Activities: While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

8.	Withholding Taxes: All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

9.	Entire Agreement: This letter supersedes and replaces any prior understandings or agreements, whether oral or written, between you and the Company regarding the subject matter described in this letter.
We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. We look forward to having you join. If you have any questions, please call me at 408-754-3023. Welcome!

Very truly yours,

/s/ Dominic Orr
By: Dominic Orr
Title: Chief Executive Officer
I have read and accept this employment offer:

/s/ Sriram Ramachandran	7/20/2006

Signature of Sriram Ramachandran	Dated

August 14, 2006
Start Date
Attachment
Exhibit A: Proprietary Information and Inventions Agreement
Exhibit B: New Employee Guidelines